CERTIFICATE OF INCORPORATION
OF
CHILD VISION, INC.

FIRST: The name of the corporation is CHILD VISION, INC.

SECOND: Its registered office in the State of Delaware is located at 2711 Centerville Road, Suite 400, in the city of Wilmington, County of New Castle, 19808. The registered agent in charge thereof is The Company Corporation.

THIRD: The purpose of the corporation is to engage in any lawful activity for which corporations may be organized under the General Corporation Law of Delaware.

FOURTH: The total number of shares of stock which the corporation shall have authority to issue is 20,000,000 shares of Common Stock par value $.01 per share, and 5,000,000 shares of preferred stock, par value $.01 per share. The preferred stock may be issued from time to time in one or more series. The Board of Directors of the corporation is hereby authorized to provide, by resolution or resolutions duly adopted by it prior to issuance, for the creation of each such series and to fix the designations and the powers, preferences, rights, qualifications, limitations and restrictions relating to the shares of each such series. The authority of the Board of Directors with respect to each series of preferred stock shall include, but not be limited to determining the following:

(1)  the designation of such series, the number of shares to constitute such series and the stated value thereof if different from the par value thereof;
(2) whether the shares of such series shall have voting rights, in addition to any voting tights provided by law, and if so, the terms of such voting rights, which may be general or limited;
(3) the dividends, if any, payable on such series, whether any such dividends shall be cumulative, and if so, from what dates, the conditions and dates upon which such dividends shall be payable, and the preference or relation which such dividends shall bear to the dividends payable on any shares of stock or any other class or any other series of preferred stock;
(4) whether the shares of such series shall be subject to redemption by the corporation, and if so, the times, prices and other conditions of such redemption;
(5) the amount or amounts payable upon shares of such series upon and the rights of the holders of such series in the voluntary or involuntary liquidation, dissolution or winding up or upon anu distribution of the assets of the corporation;

(6) whether the shares of such series shall be subject to the operation of a retirement or sinking fund and if so, the extent to and the manner in which any such retirement or sinking fund shall be applied to the purchase or redemption of the shares of such series for retirement or other corporate purposes and the terms and provisions relating to the operation thereof;
(7) whether the shares of such series shall be convertible into, or exchangeable for shares of stock of any other class or any other series of preferred stock or any other securities and, if so, the price or prices or the rate or rates of conversion or exchange and the method, if any, of adjusting the same and any other terms and conditions of conversion or exchange;
(8) the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends or the making of other distributions on and upon the purchase, redemption or other acquisition by the corporation of the common stock or shares of stock of any other class or any other series of preferred stock;
(9) the conditions or restrictions, if any, upon the creation of indebtedness of the corporation or upon the issue of any additional stock, including additional shares of such series or any of the other series of preferred stock or of any other class; and
(10) any other powers, preferences and relative participating optional and other special rights, and any qualifications, limitations and restrictions thereof.

The powers, preferences and relative participating, optional and other special rights of each series of preferred stock and the qualifications, limitations or restrictions thereof, if any may differ from those of any and all other series at any time outstanding All shares of any one series of preferred stock shall be identical in all respects with all other shares of such series, except that shares of any one series issued at different times may differ as to the dates from which dividends thereof shall be cumulative.

FIFTH: The business and affairs of the corporation shall be managed by or under the direction of the board of directors, and the directors need not be elected by ballot unless required by the bylaws of the corporation.

SIXTH: The Corporation shall be perpetual unless otherwise decided by a majority of the Board of Directors.

SEVENTH: In furtherance and not in limitation of the powers conferred by the laws of Delaware, the board of directors is authorized to amend or repeal the bylaws.

EIGTH: The corporation reserves the right to amend or repeal any provision in this
Certificate of Incorporation in the manner prescribed by the laws of Delaware.

NINTH: The incorporator is Michael S. Krome, Esq., 8 Teak Court, Lake Grove, New York. The powers of the incorporator are to file this certificate of incorporation, approve the by-laws of the corporation and elect the initial directors.
TENTH: To the fullest extent permitted by the Delaware General Corporation Law a director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

I, Michael S. Krome, for the purpose of forming a corporation under the laws of the State of Delaware do make and file this certificate, and do certify that the facts herein stated are true; and have accordingly signed below, this 17th day of March, 2003.

Signed and Attested to:

By:	/s/ Michael S. Krome